January 29, 2025

Athene Annuity & Life Assurance Company of New York
1 Blue Hill Plaza, Suite 1672
Pearl River, NY 10965

Re:    Registration Statements on Form N-4 of Athene Annuity & Life Assurance Company of New York Athene Amplify 2.0 NF Single Purchase Payment Index-Linked Deferred Annuity Contracts, File No. 333-284582

Ladies and Gentlemen:

I am the Vice President, Senior Counsel and Assistant Corporate Secretary for Athene Annuity & Life Assurance Company of New York (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Registration Statements (the “Registration Statements”) on Form N-4 for the above-referenced individual single premium deferred index-linked annuity contracts (the “Contracts”) to be issued by the Company.

I have examined such corporate records of the Company and provisions of New York law as are relevant to the authorization and issuance of the Contracts and such other documents and records as I considered appropriate.

For purposes of this opinion letter, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies and any Contract being offered will be issued and sold as contemplated in the Registration Statements. With respect to any instrument or agreement executed or to be executed by any party other than the Company, I have also assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party has full right, power and authority to execute, deliver, and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed, and delivered by such party, and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of such party.

I am admitted to practice law in New York. This opinion letter is limited to the laws of the State of New York. I express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities within the State of New York, or as to any matters arising thereunder or relating thereto.

1 Blue Hill Plaza, Suite 1672, Pearl River, NY 10965
Athene.com

On the basis of the foregoing, it is my opinion that:

1.    The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of New York and is duly authorized by the Department of Financial Services of the State of New York to issue and sell annuity contracts.
2.    The Contracts have been duly authorized by the Company.
3.    Upon execution and delivery to the Company of a Contract by the Contract owner and acceptance by the Company of the purchase payment made by such Contract owner pursuant to such Contract, such Contract, when issued in accordance with applicable regulatory approvals, will be a validly issued and a binding obligation of the Company in accordance with the terms of the Contract.

The opinions above are qualified to the extent that the enforcement of the obligations under the Contracts may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth herein are given as of the date hereof, and I undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if I become aware of any fact or other circumstance that changes or may change any opinion set forth herein after the date hereof or for any other reason.

I hereby consent to the use of this opinion, or a copy thereof, as an exhibit to the Registration Statements for the Contracts. This consent shall not be deemed an admission that counsel is within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Sincerely,

/s/ Russ Witten

Russ Witten
Vice President, Senior Counsel and
Assistant Corporate Secretary